Exhibit 10.23
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement (the “Amendment”) is entered into as of November 10, 2010 by and between Forestar Group Inc., a Delaware corporation (the “Company”) and James M. DeCosmo (the “Executive”).
     WHEREAS, the Company and the Executive are currently party to an Employment Agreement dated August 9, 2007 (the “Employment Agreement”); and
     WHEREAS, the Company and the Executive wish to amend the Employment Agreement for the sole purpose of complying with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and IRS Revenue Ruling 2008-13.
     NOW, THEREFORE, the Company and the Executive hereby agree as follows:
     1. Section 5(c)(i) of the Employment Agreement shall be deleted in its entirety and replaced with the following:
     (i) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay to the Executive a cash severance payment equal to the Severance Multiple (as defined below) times the sum of (A) Base Salary (without regard to any diminution giving rise to the Executive’s assertion of Good Reason) and (B) the Executive’s target annual bonus for the prior fiscal year pursuant to any annual bonus or incentive plan maintained by the Company in respect of such fiscal year (or, if higher, the greatest actual annual bonus in respect of any of the two (three if the Severance Multiple is three) preceding fiscal years). For purposes of this Agreement: the “Severance Multiple” shall be two (2), except that the “Severance Multiple” shall be three (3) if the applicable Date of Termination occurs either during the first two years beginning on the Effective Date or after such two-year period and within the two-year period following a Change in Control as defined in Appendix B hereto; and the “Severance Period” shall be the two (2) year period beginning on the Date of Termination, except that the “Severance Period” shall be the three (3) year period beginning on the Date of Termination if the Severance Multiple is three (3). Such payment shall be made as soon as practicable (but in any event within five (5) days) following the Date of Termination; provided that, to the extent required to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, such payments shall be made not earlier than but as soon as practicable on or in any event within five (5) days after (with interest at the 6-month certificate of deposit rate published in The Wall Street Journal on the Date of Termination (or if not published on that date, on the next following date when published) or, if less, the maximum rate that will avoid, if applicable, the imposition of any additional excise taxes under Section 4999 of the Code (the “409A Interest Rate”)) the date that is six (6) months after the Date of Termination (the “409A Payment Date”). The amount payable pursuant to this clause (i) shall be reduced by the amount of any cash severance or salary continuation benefit paid or payable to the Executive under any other plan, policy or program of the Company.

     2. Section 5(c)(v) of the Employment Agreement shall be deleted in its entirety and replaced with the following:
     (v) Notwithstanding any provision of any annual or long-term incentive plan (exclusive of equity-based plans) to the contrary, the Company shall pay to the Executive on or as soon as practicable (but in any event within five (5) days) following the Date of Termination (or to the extent required to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, not earlier than but as soon as practicable on or in any event within five (5) days after (with interest at the 409A Interest Rate) the 409A Payment Date) a lump sum amount, in cash, equal to any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed bonus cycle preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subsequent date. Additionally, and notwithstanding this Employment Agreement or anything in any annual or long-term incentive plan (exclusive of equity-based plans) to the contrary, for any bonus cycle that has begun but not completed as of Executive’s Date of Termination, the aggregate value of all contingent incentive compensation awards to the Executive for the uncompleted period under any such plans shall be payable or issuable to the Executive only to the extent the performance goals and criteria (other than continued performance of services) are achieved and certified by the Company’s Compensation Committee. The amount paid (or number of unrestricted shares issued) under the foregoing sentence shall be equal to the amount of the award, as determined pursuant to its terms (and assuming continued employment until the end of the award period) multiplied by a fraction, the numerator of which is the number of full months and any fractional portion of a month during the period from the first day of the performance award period through the Date of Termination and the denominator of which is the total number of months in such performance award period (or if such fraction is greater than 1/2, multiplied by one (1)). This Section 5(c)(v) shall, as of the date of grant of any such award, form a part of the terms of any such award and constitute an amendment to any such awards.
     3. Section 5(c)(ix) of the Employment Agreement shall be amended by adding the following to the end thereto:
     Notwithstanding this subsection (ix) to the contrary or anything in any other agreement with the Executive to the contrary, for any equity and equity-based awards (other than stock options or stock appreciation rights) to the Executive that vest or become payable if one or more specified performance goals or criteria (other than continued performance of services) are achieved or the amount of such award that vests or becomes payable depends upon the extent of achievement of one or more such performance goals or criteria, such award shall vest and become payable only to the extent the performance goals or criteria specified therein are actually achieved (other than continued performance of services).

     4. Section 5(d) of the Employment Agreement shall be deleted in its entirety and replaced with the following:
     (d) Requirement of Release. Notwithstanding any other provision of this Agreement, no amounts shall be payable or otherwise due pursuant to Section 5(b) or 5(c) hereof unless (i) the Executive (or his authorized representative, if disabled or deceased) executes a release of claims against the Company in the form set forth as Appendix C hereto within thirty (30) days following the Date of Termination and (ii) the Executive (or his authorized representative, if disabled or deceased) fails to revoke such release within such thirty (30) days and within any period permitted by applicable law for its revocation. The amounts subject to this Section 5(d) shall then be paid at the last day of such thirty (30) day period.
     5. Except as otherwise provided above, the Employment Agreement shall remain unchanged and in full force and effect.
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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

FORESTAR GROUP INC.
By:	/s/ Kenneth M. Jastrow, II
Kenneth M. Jastrow, II
Non-Executive Chairman

EXECUTIVE
/s/ James M. DeCosmo
James M. DeCosmo

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